Exhibit 10.1

Execution Copy

TRANSITIONAL EMPLOYMENT AND SEPARATION AGREEMENT

This Transitional Employment and Separation Agreement (“Agreement”) is made and entered into as of October 15, 2008 (“Effective Date”) between Spectra Energy Corp1 and Martha B. Wyrsch (“Executive”).

RECITALS

The Executive currently serves as the President and Chief Executive Officer of Spectra Energy Transmission, LLC and serves in various other capacities for the entities constituting the Spectra Group. The Executive and certain entities in the Spectra Group are parties to the following agreements:

a.	Change in Control Agreement dated December 19, 2006, and as amended thereafter (“Change in Control Agreement”);

b.	Performance Award Agreement dated 4/04/2006 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“4/04/2006 Performance Grant”);

c.	Performance Award Agreement dated 7/01/2006 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“7/01/2006 Performance Grant”);

d.	Phantom Stock Award Agreement dated 2/28/2005 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“2/28/2005 Phantom Grant”);

e.	Phantom Stock Award Agreement dated 4/04/2006 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“4/04/2006 Phantom Grant”);

f.	Phantom Stock Award Agreement dated 7/01/2006 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“7/01/2006 Phantom Grant”);

g.	Performance Award Agreement dated 2/26/2008 under the Spectra Energy Corp 2007 Long-Term Incentive Plan (“2/26/2008 Performance Grant”);

h.	Phantom Stock Award Agreement dated 2/27/2007 under the Spectra Energy Corp 2007 Long-Term Incentive Plan (“2/27/2007 Phantom Grant”);

i.	Phantom Stock Award Agreement dated 2/26/2008 under the Spectra Energy Corp 2007 Long-Term Incentive Plan (“2/26/2008 Phantom Grant”);

j.	Phantom Unit Award Agreement dated 7/02/2007 under the Spectra Energy Partners LP Long-Term Incentive Plan (“7/02/2007 Phantom Grant”);

k.	Nonqualified Stock Option Agreement dated 10/1/1999 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“10/1/1999 Option Grant”);

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Spectra Energy Corp, Spectra Energy Transmission, LLC, and Spectra Energy Partners, LP and each of their respective subsidiary entities and other direct or indirect affiliates are referred to in this Agreement as the “Spectra Group.”

l.	Nonqualified Stock Option Agreement dated 12/20/1999 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“12/20/1999 Option Grant”);

m.	Nonqualified Stock Option Agreement dated 12/20/2000 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“12/20/2000 Option Grant”);

n.	Nonqualified Stock Option Agreement dated 12/19/2001 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“12/19/2001 Option Grant”);

o.	Nonqualified Stock Option Agreement dated 1/17/2002 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“1/17/2002 Option Grant”);

p.	Nonqualified Stock Option Agreement dated 2/25/2003 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“2/25/2003 Option Grant”);

q.	Nonqualified Stock Option Agreement dated 2/27/2007 under the Spectra Energy Corp 2007 Long-Term Incentive Plan (“2/27/2007 Option Grant”).

The parties agree that Executive’s respective positions as an officer (including her positions as President and Chief Executive Officer) or director of the Spectra Group will terminate as of the Effective Date and the Spectra Group desires to avail itself of the experience, sources of information, advice and assistance available to or possessed by Executive and to, in turn, have Executive undertake certain transitional employment duties fully described below in this Agreement. Executive shall not be entitled to any salary, other form of compensation perquisites or other benefits after the Effective Date, except as specifically provided for in this Agreement.

The parties agree that the Agreement recitals are true and accurate, and that Executive does not occupy any offices or have rights to acquire, directly or indirectly, any Common Stock or options to purchase Common Stock of the entities constituting the Spectra Group, except as set forth in this Agreement.

Therefore, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by all parties, the Spectra Group and Executive agree as follows:

EXECUTIVE’S TERMINATION AS OFFICER AND DIRECTOR & EMPLOYMENT

DURING TRANSITIONAL TERM

1. Termination of Executive From Officer and Director Positions. The Executive will be terminated from all positions as an officer of the Spectra Group, including her President and CEO position, effective as of the Effective Date. Likewise, Executive will be terminated from all positions as a director or chairman of the Spectra Group, as of the Effective Date. The Executive will continue to be employed as a Senior Advisor – SET for the Spectra Group from the Effective Date through December 22, 2008 (the “Termination Date,” and, the term being the “Transitional Term”), unless this Agreement is earlier terminated under Paragraph 11 hereof. During the Transitional Term, the Executive will be responsible for providing transitional assistance to the Spectra Group, as described more fully in Paragraph 2 hereof.

2. Description of the Transitional Employment Duties. Subject to the terms of this Agreement, the Spectra Group will continue to employ Executive as a Senior Advisor – SET on a full time basis and upon the request of the CEO of Spectra Energy Corp to (i) advise and assist the Spectra Group on all aspects of operations; and (ii) provide other advice to the Spectra Group and offer assistance on other matters as reasonably requested by the Spectra Group, including attending panels, conferences and other professional meetings as previously agreed upon between Executive and the Spectra Group (everything in (i) and (ii) collectively, the “Transitional Employment Duties”). Executive will use her reasonable efforts, skills, judgment, and abilities in this capacity. The Executive will report directly to the CEO of Spectra Energy Corp, and will be provided office space and secretarial/administrative assistance by Spectra Group at a mutually agreed location in Houston, Texas reasonably selected by Spectra Group.

3. Transitional Term Consideration. During the Transitional Term, the Spectra Group shall continue to pay Executive the same salary and benefits she received before the Effective Date.

4. Expenses. The Executive shall be entitled to reimbursement of all reasonable and documented costs and expenses incurred by Executive in performing the Transitional Employment Duties on the same basis applied to other executive officers of Spectra Group (including, without limitation, travel to and from panels, conferences and other professional meetings). Such expenses must be submitted to the Group Vice-President, Human Resources and Support Services (“VP/HR”). The Executive must obtain the VP/HR’s approval in advance for expenses outside the Spectra Group’s customary practices.

5. Limitations on the Spectra Group’s Liability. By entering into this Agreement and agreeing to employ the Executive for the Transitional Term, but subject to the terms of this Agreement, the Spectra Group shall not be liable for any damages, cost or claims of any kind caused by the dishonesty, gross negligence or willful misconduct of Executive in the performance of the Transitional Employment Duties or Executive’s breach of this Agreement. Except as provided in the preceding sentence of this Paragraph 5, Executive shall be indemnified by the Company to the fullest extent permitted by applicable law.

6. Executive’s Standard of Care. Subject to the other provisions of this Agreement, Executive shall perform her duties under this Agreement with the same degree of care, skill and prudence that would be customarily exercised by a Spectra Group employee and for what she reasonably believes to be in the best interest of the Spectra Group.

7. Confidentiality of Spectra Group Information. The Executive shall continue to abide by the Spectra Group’s confidentiality policies throughout the Transitional Term. The Executive will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information (as defined in this Paragraph), except as the Spectra Group directs and authorizes. The Executive shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agrees to immediately notify the Spectra Group in the event of any unauthorized use or disclosure of the Confidential Information. “Confidential Information” includes, without limitation, all of the Spectra Group’s technical and business information, which is of a confidential, trade secret or proprietary character; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; rates of return of Spectra Group projects; pricing methods or information; photographs; internal policies, procedures, communications and reports; computer software; computer software methods and documentation; electronically stored information; graphic designs; hardware; the Spectra Group’s methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Spectra Group requires to be maintained in confidence for the Spectra Group’s continued business success. Confidential Information does not include any information that is readily available to the public or, upon reasonable investigation, is readily ascertainable in the public domain.

8. Confidentiality of Spectra Group Information – Post Termination. The Executive further acknowledges and agrees that all Confidential Information about the Spectra Group that was previously provided in the course of employment or through the Executive’s service for the Spectra Group and Confidential Information that will be provided to her in the course of the Transitional Term are and will continue to be the exclusive property of the Spectra Group. The Executive agrees to keep all Confidential Information in strict confidence, not disclosing any Confidential Information to any third person except (i) as consented to in writing by the CEO of Spectra Energy Corp, or (ii) as required by law or judicial or regulatory process; provided, however, that Executive shall not be obligated to keep in confidence any information which has become generally available to the public without any breach by Executive of this Paragraph 8. If requested by the Spectra Group, Executive will obtain from any third party to whom she discloses any Confidential Information the written agreement (in form and substance satisfactory to the Spectra Group in its sole discretion) of such third party to keep such information confidential.

9. Protective Covenants. The Executive acknowledges that she has received valuable Confidential Information during the course of her employment and that she will continue to remain responsible to safeguard and protect Spectra Group Confidential Information during the Transitional Term. As a result, it is necessary to enter into the following protective covenants, which are ancillary to the enforceable promises between the Spectra Group and Executive in the other Paragraphs in this Agreement:

(i) Non-Solicitation. The Executive agrees that during (A) the Transitional Term and (B) for a one-year period following the Transitional Term of the Agreement (collectively, the “Restricted Period”) Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Spectra Group, solicit business, or attempt to solicit business, in products or services competitive with products or services sold by the Spectra Group, from any customer or client, or prospective customer or client, with whom Executive had contact, solicited, or is aware and/or should have been aware that the Spectra Group solicited or contacted during the 12 months that immediately preceded the execution of this Agreement or during the Term of the Agreement.

(ii) Non-Competition. The Executive also agrees that during the Restricted Period, Executive will not within any of the markets in which the Spectra Group performs services or, to the extent that Executive is aware (or reasonably should have been aware) that Spectra Group has formulated within the 12 months that immediately preceded the execution of this Agreement, a plan to sell its services, without the prior written consent of the Spectra Group, engage in or contribute her knowledge to any employment, work, business, or endeavor which is directly competitive with a product, process, service, or development of the Spectra Group or with respect to which Executive had access to the Spectra Group’s Confidential Information, provided, however, that nothing herein shall prohibit Executive from being a passive owner of not more than 3% of the outstanding stock of any class of a corporation which is publicly traded. During the Restricted Period, the Executive may request in writing exceptions to this restriction which shall be deemed approved by the Spectra Group if the Spectra Group has not provided written disapproval within forty-five (45) days of its receipt of such request. Nothing in this Sub-Paragraph 9(ii) shall be construed to prohibit the Executive being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict the Executive providing advise and counsel in such capacity, in any jurisdiction where such prohibition is contrary to law.

(iii) Non-Recruitment. The Executive also agrees that during the Restricted Period, she will not, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, encourage to leave their employment or contractor relationship with the Spectra Group, or otherwise cease their employment or contractor relationship with the Spectra Group, or otherwise contract for services with, any employee of the Spectra Group.

(iv) Nature of the Restrictions. The Executive agrees that the time, geographical area, and scope of restrained activities for the restrictions in Sub-Paragraphs 9(i)-(iii) of this Agreement are reasonable, especially in light of the Spectra Group’s desire to protect its Confidential Information. If a court or arbitrator concludes that any time period, geographical area, or scope of restrained activities specified in Sub-Paragraphs 9(i)-(iii) of this Agreement is unenforceable, the court or arbitrator is vested with the authority to reduce the time period, geographical area, and/or scope of restrained activities, so that the restrictions may be enforced to the fullest extent permitted by law. Additionally, if Executive violates any of the restrictions contained in Sub-Paragraphs 9(i)-(iii), the Restricted Period shall be suspended and will not run in favor of the Executive from the time of the commencement of any such violation until the time when the Executive cures the violation to the Spectra Group’s satisfaction.

(v) Equitable Relief and Restoration. Executive agrees that the Spectra Group may enforce this Agreement by obtaining a preliminary and permanent injunction or any other appropriate equitable relief in any court of competent jurisdiction. Executive acknowledges that the recovery of damages will not be an adequate means to redress a breach of this Agreement, and that nothing in this Sub-Paragraph 9(v) shall prohibit the Spectra Group from pursuing any remedies in addition to injunctive relief, including recovery of damages and/or any forfeiture or repayment obligations provided in this Agreement.

Executive also agrees that, in the event she violates the provisions of Paragraphs 7 or 8, or Sub-Paragraphs 9(i), 9(ii), or 9(iii) of this Agreement following the payment or commencement of any payments in accordance with Paragraph 13 of this Agreement, the Spectra Group will be entitled to receive and the Executive will be obligated to pay the Spectra Group the amount of one-million dollars ($1,000,000) (the “Restoration”) from the total amount of the Severance Payment, such amount representing a reasonable forecast of the damages to be incurred by Spectra Group as a result of the Executive’s breach of Paragraphs 7 or 8, of Sub-Paragraphs 9(i), 9(ii) or 9(iii). Executive specifically recognizes and affirms that the terms in Paragraphs 7 and 8, and Sub-Paragraphs 9(i), 9(ii), and 9(iii) are material terms of this Agreement, and Executive further agrees that should all or any part or application of

Paragraphs 7 or 8, or Sub-Paragraphs 9(i), 9(ii), or 9(iii) be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or arbitrator in any action between the Executive and the Spectra Group, then the Spectra Group shall still be entitled to receive the Restoration from Executive.

10. Agreement to Return Spectra Group Property/Documents. At the end of the Transitional Term, Executive agrees that: (i) she will not take with her, copy, alter, destroy, or delete any Spectra Group files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Spectra Group representative; and (ii) she will promptly return to the Spectra Group all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in her possession or control regarding the Spectra Group, and she will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials. She further agrees to return to the Spectra Group immediately all Spectra Group property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, cellular phones, other telephonic equipment, credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Spectra Group or herself on behalf of the Spectra Group. If Executive so elects, Executive may alternatively notify Spectra Group that she elects to purchase any such Spectra Group property in her possession and Spectra Group will sell such Spectra Group property, if practicable, to Executive at its fair market value as determined by Spectra Group.

11. Termination. Unless earlier terminated by (i) the dissolution, winding-up or termination of any of the entities constituting the Spectra Group or (ii) the commencement by any regulatory agency or governmental authority including, without limitation, the Securities and Exchange Commission, of an enforcement or similar type of proceeding against Executive, this Agreement will be automatically terminated on the Termination Date. This Agreement may also be terminated by the Spectra Group at any time during the Transitional Term for Cause and by the Executive for “Good Reason.” “Cause” means (i) a material breach or violation of this Agreement by Executive, unless cured to the Spectra Group’s satisfaction within ten (10) business days following written notice given to Executive by the Spectra Group; (ii) the failure or refusal of Executive to perform timely and fully in all material respects the Transitional Employment Duties or to comply fully in all material respects with her obligations under this Agreement, unless such default is cured to the Spectra Group’s satisfaction within ten (10) business days following written notice given to Executive by the Spectra Group; (iii) conviction of or a plea of nolo contendere or similar plea by Executive of a crime involving theft, dishonesty or moral turpitude, or the entry of a court order or administrative decree or order against the Executive, agreed or otherwise, involving allegations of criminal or civil fraud; (iv) Executive’s breach of the non-competition, non-solicitation, or non-recruitment covenants in Paragraph 9 of this Agreement; or (v) Executive’s breach of her confidentiality obligations in Paragraphs 7 or 8 of this Agreement. “Good Reason” means a material breach or violation of this Agreement by the Spectra Group, unless cured to Executive’s satisfaction within ten (10) business days following written notice given to the Spectra Group by Executive. If the Executive breaches her obligations under Paragraphs 7 or 8, or Sub-Paragraphs 9(i), 9(ii), or 9(iii) of this Agreement, she shall be obligated to pay the Spectra Group in accordance with Sub-Paragraph 9(v). If this Agreement is terminated by the Spectra Group without Cause, or if Executive terminates this Agreement for Good Reason, then the Spectra Group shall promptly pay Executive for any unpaid and accrued salary and/or benefits in the time period specified by applicable state or federal law. Finally, if the Spectra Group terminates Executive for Cause or if Executive terminates her employment without Good Reason, either during the Agreement Term or Transitional Term, then Spectra Group will only be obligated to pay Executive any accrued salary and benefits through the Cause or without Good Reason termination date, and the Spectra Group will not be liable to pay Executive any Cash Payment or other compensation as described in Paragraphs 13 and 14 of this Agreement.

SEVERANCE AND RELEASE UPON EXECUTIVE’S TERMINATION

12. Global Release of Claims Upon Termination. Provided that this Agreement is not earlier terminated pursuant to Paragraph 11, Executive agrees to execute a Global Release (“Release”) of the “Spectra Group Released Parties,” in the form specified on the attached Exhibit A, upon her termination from the Spectra Group in the time period allotted by applicable state and federal law (the “Consideration and Revocation Period”), but not later than by the end of the twenty-one (21) calendar day consideration period set forth in Paragraph 5 of the Release. The “Spectra Group Released Parties” are defined as Spectra Energy Transmission, LLC, Spectra Energy Corp, and Spectra Energy Partners, LP, and each of their respective subsidiaries, predecessors, successors, parents, joint ventures, holding companies, subsidiaries, divisions, affiliates, assigns, partnerships, agents, directors, officers, employees, consultants, committees, employee benefit committees, fiduciaries, representatives, attorneys, and all persons and entities acting by, through, under or in concert or in any such capacity with any of them.

13. Termination of Other Agreements and Severance Payment. Executive agrees and acknowledges that except as specifically provided in this Agreement, any rights she may have to any payments, benefits, or other perquisites of any kind whatsoever under the terminated agreements listed in Clauses (a)-(q) of the Recitals section of this Agreement, including, without limitation, compensation, bonus payments, salary, stock options, stock option gains, disability insurance, life insurance, health, dental or vision insurance, or any other insurance benefits, vacation and sick pay, and travel, are extinguished by this Agreement and Executive’s right to any claim or cause of action whatsoever to reimbursement, payments, benefits, or other perquisites under these terminated agreements are released and forever waived. This Agreement shall have no affect on the benefits to which Executive is otherwise entitled under the terms and conditions of any employee benefit plan or compensation arrangement provided by the Spectra Group, other than the agreements listed in Clauses (a)-(q) of the Recitals section of this Agreement, except as specifically provided in this Agreement. Notwithstanding the foregoing, Executive shall be entitled to the following payments in exchange for her execution of the Release described in Paragraph 12 as well as the other promises she makes in this Agreement (collectively, the “Severance Payment”):

A. Cash Payment. Executive will be paid three million one hundred sixty thousand dollars ($3,160,000), (the “Cash Payment”). The Cash Payment will be made in a lump sum on the eighth day following the beginning of the Revocation Period, and shall be made by electronic deposit to Executive’s bank account that is specified in the Spectra Group’s payroll records.

B. Short-Term Incentive Plan. The parties acknowledge that during Executive’s employment with the Spectra Group she was a participant in the Spectra Energy Corp Executive Short-Term Incentive Plan (the “STIP”). In exchange for the Executive’s agreement to execute the Release described in Paragraph 12, the Spectra Group agrees to provide a payment equal to the amount the Executive would have been paid based on (A) the pre-established performance criteria and goals as determined by the Compensation Committee of the Board of Directors of Spectra Energy Corp for 2008 and (B) Executive’s performance, calculated using a score on Executive’s personal goals of 100%, and on the same basis had the Executive remained in employment with Spectra Group through December 31, 2008. The STIP payment shall be made at the same time that STIP bonuses are paid to other executives of the Spectra Group, or, if later, as soon as reasonably practicable following the end of the Consideration and Revocation Period. The parties acknowledge and agree that, other than as specifically set forth above or elsewhere in this Agreement, Executive is not eligible for any Award under the STIP or under any other deferred compensation plan or program of the Spectra Group after the end of the Transitional Term, and Executive acknowledges that she is releasing and waiving any rights to such benefits in this Agreement.

C. COBRA Payments. Executive is financially responsible for the payment of any medical, dental or vision COBRA coverage. However, in order to provide financial assistance to Executive with respect to such coverage, the Spectra Group will make a single lump sum payment to Executive of twenty thousand dollars ($20,000) on the eighth day following the beginning of the Revocation Period, and shall be made by electronic deposit to Executive’s bank account that is specified in the Spectra Group’s payroll records.

D. Vacation Pay. Executive will be paid three weeks of accrued and unused vacation leave in the time period specified by law following her termination from employment, but no later than the eighth day following the beginning of the Revocation Period, and shall be made by electronic deposit to Executive’s bank account that is specified in the Spectra Group’s payroll records.

E. Outplacement Assistance. Effective as of the beginning of the Transitional Term, Executive will receive outplacement assistance services in an amount not to exceed fifty thousand dollars ($50,000) on a basis that is mutually agreed upon by the Executive and the Group Vice President, Human Resources and Support Services to assist with her transition from the Spectra Group. In this regard, the Spectra Group shall recommend to Executive an outplacement assistance provider that offers reasonable office space and secretarial assistance in Houston, Texas.

F. Attorney’s Fees. The Spectra Group shall pay the Executive an amount equal to the reasonable legal fees and expenses, if any, that are incurred by Executive in connection with Executive’s entering into this Agreement, not to exceed fifteen thousand dollars ($15,000). Such payment shall be made by the Spectra Group as soon as reasonably practicable following the end of the Consideration and Revocation Period after submission by Executive of documentation evidencing the amount of such fees and expenses incurred by Executive as may be reasonably requested by the Spectra Group.

G. No Mitigation. Spectra Group agrees that, if Executive’s employment with Spectra Group terminates during the Transitional Term, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by Spectra Group pursuant to this Paragraph 13. Further, no payment or benefit that Executive is entitled to receive under this Agreement shall be reduced by (i) compensation earned by Executive as the result of employment by another employer, provided; however, that such employment is not in violation of the terms of this Agreement, (ii) retirement benefits or (iii) otherwise.

14. Vesting of Stock Options, Phantom Stock Units, Phantom Units and Performance Shares, Effect on Grants. The parties agree that, as of the end of the Transitional Term, Executive will be entitled to payment under the agreements listed in Clauses (a)-(q) of the Recitals section of this Agreement, in accordance with the terms and conditions of such agreements applicable to an involuntary termination without cause (within the meaning of such agreements), as described in a chart provided by the VP/HR to Executive prior to the execution of this Agreement,2 including, but not limited to, terms and conditions that provide for prorated payment under such agreements based on Executive’s service through the end of the Transitional Term, and the payment of dividend equivalents thereunder. Executive agrees that she will forfeit all rights to, and interest in, any unvested phantom stock units, phantom units and performance shares and stock options that have not otherwise vested in the ordinary course or as provided in accordance with the terms and conditions of such agreements, and all such unvested phantom stock units, performance shares and stock options shall be canceled and terminated.

15. No Admission of Liability/Disclosure of Agreement. Executive understands and agrees that this Agreement shall not in any way be construed as an admission by the Spectra Group Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person, and the Spectra Group Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person. Similarly, the Spectra Group acknowledges and agrees that this Agreement shall not in any way be construed as an admission by Executive of any unlawful or wrongful act by Executive and Executive specifically disclaims any liability to or wrongful acts against the Spectra Group Released Parties or any other person. Further, Executive understands and agrees that Executive or the Spectra Group may disclose information in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure or as otherwise may be required by law. Executive, however, agrees, as required by Agreement Paragraph 18, to provide the Spectra Group with prompt written notice before responding to any subpoena. Further, Executive acknowledges and agrees that nothing in this Agreement prevents the Spectra Group from disclosing the terms of this Agreement and filing a copy of this Agreement (i) in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure, (ii) in response to a request by a governmental law enforcement agency or federal or state agency giving jurisdiction over the acts or activities of the Spectra Group, or (iii) as the Spectra Group believes is reasonably required by applicable federal or state law, including, without limitation, the provisions, rules or regulations of the Securities Exchange Act of 1934, as amended.

16. No Re-Employment. The Executive agrees that she relinquishes any right to re-employment or to be restored to any position with the Spectra Group after the end of the Transitional Term. The Executive acknowledges that if she re-applies for or seeks employment

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The Executive agrees that (i) the chart provided to her by the VP/HR prior to execution of this Agreement has been provided for her convenience and for illustrative purposes only, (ii) the amount payable under the agreements listed in Clauses (a)-(q) of the Recitals section of this Agreement will be determined solely under the terms and conditions of such agreements, and (ii) in the event of any conflict between such chart and the amounts payable as determined under the agreements, the terms and conditions of such agreements will govern.

with the Spectra Group after the end of the Transitional Term, the Spectra Group’s refusal to hire her based on this provision will provide a complete defense to any claims arising from her attempt to apply for employment.

17. Non-Disparagement.

(i) Executive’s Non-Disparagement Agreement. Executive agrees not to, directly or indirectly, disclose, communicate, or publish any intentionally disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to any of the Spectra Group Released Parties. Executive understands and acknowledges that this non-disparagement clause prevents her from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Spectra Group Released Parties including, without limitation, information regarding the Spectra Group Released Parties’ businesses, customers or clients, proprietary or technical information, documents, operations, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, methods of operation, techniques, technology, formulas, software, improvements, internal or external audits, internal controls, or any financial, marketing or accounting information of any nature whatsoever. Further, Executive acknowledges that in executing this Agreement, she has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Spectra Group Released Parties. Executive also understands and agrees that she has had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with her attorney, and to consent to this clause and its terms knowingly and voluntarily. Executive further acknowledges that this non-disparagement clause is a material term of this Agreement. If Executive breaches Paragraph 17, the Spectra Group Released Parties will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against her and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with her. Nothing in this Agreement shall, however, be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency.

(ii) Spectra Group’s Non-Disparagement Agreement. The Spectra Group agrees that it will make good faith reasonable efforts to prevent its respective officers and directors from, directly or indirectly, disclosing, communicating or publishing any intentionally disparaging, negative, harmful or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts or remarks, of any kind or nature whatsoever, concerning Executive. If the Spectra Group breaches Paragraph 17, Executive will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and her attorneys’ fees and costs, against the Spectra Group and its respective officers and directors. Notwithstanding the preceding sentence, before Executive may pursue any equitable or legal relief for an alleged breach of Paragraph 17, Executive must notify the Spectra Group of the alleged breach and give the Spectra Group the opportunity, through its current Chief Executive Officer, ten (10) days to instruct the Spectra Group officer or director to cease and desist from making the alleged disparaging remarks. Nothing in this Agreement, however, shall be deemed to prevent the Spectra Group’s officers, directors, employees or agents from testifying fully and truthfully in response to a subpoena from any court or from responding to an investigative inquiry from any governmental agency.

18. Cooperation. Beginning as of the Effective Date, Executive agrees to reasonably cooperate with the Spectra Group in connection with the defense or prosecution of any claims, causes of action, investigations, hearings, proceedings, arbitrations or other tribunals now in existence or which may be brought in the future against or on behalf of the Spectra Group that relate to events or occurrences that transpired while she was employed with the Spectra Group or served in any capacity for the Spectra Group. Executive’s cooperation in connection with this Paragraph 18 shall include, without limitation, making herself reasonably available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of Spectra Group at convenient times, and to provide true and accurate testimony regarding any such matters, provided that such cooperation shall not unreasonably interfere with Executive’s then current employment or business activities. Executive shall be reimbursed for all costs and expenses reasonably incurred in undertaking such cooperation. If Executive is subpoenaed or contacted to cooperate in any manner by a non-governmental party concerning any matter related to the Spectra Group, she shall immediately notify the Spectra Group, through the notice procedures identified in this Agreement before responding or cooperating.

19. Knowing and Voluntary Agreement. The Executive understands it is her choice whether or not to enter into this Agreement and that her decision to do so is voluntary and is made knowingly. The Executive acknowledges that she has been advised by the Spectra Group to seek legal counsel to review this Agreement.

AGREEMENT TERMS—MISCELLANEOUS AND ENFORCEMENT

20. Survival. The provisions set forth in Paragraphs 7, 8, 9, 10, 15, 17, 18, and 21 of this Agreement shall survive termination or expiration of this Agreement for any reason. In addition, all provisions of this Agreement which expressly continue to operate after the termination of this Agreement shall survive termination or expiration of this Agreement in accordance with the terms of such provisions.

21. Miscellaneous Provisions and Enforcement.

(i) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Central Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

5315 Longmont Drive

Houston, TX 77056

With a copy (which shall not constitute notice) to:

Henry I. Morgenbesser, Esq.

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

If to the Spectra Group:

Spectra Energy Corp

Jim Pruett, Group Vice President, Human Resources and Support Services

5400 Westheimer Court

Houston, TX 77056

With a copy (which shall not constitute notice) to:

Jesse J. Gelsomini, Esq.

Haynes and Boone, LLP

1221 McKinney Street, Suite 2100

Houston, TX 77010

(ii) Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF. THE EXCLUSIVE VENUE FOR ALL SUITS AND PROCEEDINGS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE IN A COURT OF COMPETENT JURISDICTION OR ARBITRATION PROCEEDING IN HOUSTON, TEXAS.

(iii) Limitations on Assignment. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of Spectra Group. Any attempted assignment by Executive in violation of this Sub-Paragraph 21(iii) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person, other than the parties to the Agreement, to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

(iv) Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(v) Severability. If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable for any reason whatsoever, (a) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Agreement paragraphs containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (b) the provision or provisions held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality, or unenforceability, and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.

(vi) Headings. The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(vii) Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts and by facsimile. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

(viii) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. The Executive acknowledges and represents that in executing this Agreement, she did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Spectra Group or any Spectra Group Released Parties, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes (a) any prior agreements between Executive and the Spectra Group concerning the subject matter of this Agreement, and (b) all other agreements between Executive and the Spectra Group, as explained in Paragraph 1 of this Agreement, unless specifically modified by this Agreement.

(ix) Arbitration. If any dispute arises out of or is related to this Agreement or Executive’s employment or separation from employment or service in any capacity for the Spectra Group for any reason, and the parties to this Agreement cannot resolve the dispute, the dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (“Rules”). If the parties cannot agree to an arbitrator, an arbitrator will be selected through the AAA’s standard procedures and Rules. The Spectra Group and Executive shall share the costs of arbitration, unless the arbitrator rules otherwise, with the parties agreeing that if Executive challenges this arbitration provision based on the allocation of costs between the parties, then the arbitrator shall decide the proper allocation of costs. The Spectra Group and Executive agree that the arbitration shall be held in Houston, Texas. Arbitration of the parties’ disputes is mandatory, and in lieu of all civil causes of action or lawsuits either party may have against the other arising out of the Agreement or Executive’s employment or separation from employment with the Spectra Group, with the exception that the Spectra Group alone may seek a temporary restraining order and temporary injunctive relief in a court to enforce the terms of this Agreement. Executive acknowledges that by agreeing to this provision, she knowingly and voluntarily waives any right she may have to a jury trial based on any claims she has, had, or may have against the Spectra Group, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.

(x) Injunctive Relief. The Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause the Spectra Group irreparable injury for which adequate remedies at law are not available. Therefore, the Executive agrees that the Spectra Group alone will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants, obligations or agreements referred to in this Agreement before submitting this matter to binding arbitration. These injunctive remedies are cumulative and in addition to any other rights and remedies the Spectra Group may have against the Executive. The Spectra Group and the Executive irrevocably submit to the exclusive jurisdiction of the state courts and federal courts in the city of Houston, Texas regarding the injunctive remedies set forth in this Sub-Paragraph 21(x) and the interpretation and enforcement of this Sub-Paragraph 21(x) solely insofar as the interpretation and enforcement relate to an application for injunctive relief in accordance with the Agreement provisions. Further, the parties irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating to injunctive relief shall be in the courts listed in this Sub-Paragraph 21(x), (b) all claims with respect to any application for injunctive relief shall be heard and determined exclusively in these courts, (c) these courts will have exclusive jurisdiction over the parties to this Agreement and over the subject matter of any dispute relating to an application for injunctive relief, and (d) each party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under the provisions of this Sub-Paragraph 21(x).

(xi) 409A Compliance. In light of the uncertainty surrounding the proper application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the parties hereto agree to cooperate to make mutually agreed upon amendments to this Agreement (including, without limitation, to the timing of any Severance Payment), that do not otherwise change the substance of the terms of this Agreement, to minimize or avoid the imposition of any penalties and additional taxes under Section 409A. Notwithstanding the foregoing, if the parties cannot agree to such amendments, the terms and conditions of the Agreement shall remain in full force and effect. The Spectra Group represents to Executive that it believes that the payments and benefits provided under this Agreement are either intended to be exempt from or comply with Section 409A of the Code and, absent any relevant guidance issued by the Internal Revenue Service following the date hereof, shall report (to the extent legally required) all such payments and benefits accordingly.

(xii) Code Section 280G. The Spectra Group represents to Executive that her termination of employment as provided herein is independent of, and not in connection with, any potential change in control of Spectra Group and, accordingly, believes that Section 280G of the Code is inapplicable to any payments or benefits being made hereunder.

As evidenced by my signature below, I certify that I have read the above Agreement and agree to its terms.

/s/ Martha B. Wyrsch	By:	/s/ Gregory L. Ebel
Martha B. Wyrsch Executive		Gregory L. Ebel Group Executive and Chief Financial Officer Spectra Energy Corp, By and on behalf of the Spectra Group

October 15, 2008	October 15, 2008

EXHIBIT A

RELEASE

1. Severance Payment. This Release is made and entered into between Spectra Energy Corp3 (“Spectra Group”) and Martha B. Wyrsch (“Executive”). Executive understands that her employment with the Spectra Group ends effective on December 22, 2008, unless earlier terminated in accordance with the provisions of Paragraph 11 in the Transitional Employment and Separation Agreement (“Transitional Agreement”) made and entered into between the Spectra Group and Executive on October     , 2008. In return for the Severance Payment as described in Paragraphs 13. A.-F. of the Transitional Agreement, Executive is entering into this Release (“Release”). Executive understands and agrees that the Severance Payment is in addition to anything of value to which she is already entitled.

2. Global Release. In consideration for the Severance Payment, Executive, on behalf of herself, her heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Spectra Group Released Parties from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against any of the Spectra Group Released Parties including, without limitation, the agreements she executed with any of the Spectra Group Released Parties as referenced in Clauses (a)-(q) of the Recital Paragraphs of the Transitional Agreement and any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees (except as provided in Sub-Paragraph 13(f) of the Transitional Agreement), and all liability whatsoever, whether known or unknown, fixed or contingent related to Executive’s employment or separation from employment, termination, or service in any position or capacity for the Spectra Group from the beginning of time and up to and including the date of execution of this Agreement. This Agreement includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Financial Institutions Reform, Recovery and Enforcement Act (or any other employment-related banking statute or regulation), the Uniformed Services Employment and Reemployment Rights Act of 1994, the Texas Commission on Human Rights Act, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Executive’s employment or separation from employment, termination, or service in any position or capacity for the Spectra Group, or the agreements she executed with the Spectra Group as referenced in Clauses (a)-(q) of the Recitals section of the Transitional Agreement.

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Spectra Energy Corp, Spectra Energy Transmission, LLC, and Spectra Energy Partners, LP and each of their respective subsidiary entities and other direct or indirect affiliates are referred to in this Release as the “Spectra Group.”

3. Spectra Group Release. In consideration for Executive’s release of the Spectra Group Released Parties, Spectra Group hereby releases Executive from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liabilities whatsoever, fixed or contingent which Spectra Group has, had or may ever have against Executive up to and including the date of execution of this Agreement to the extent known to any member of the Spectra Group or to the extent that any such member of the Spectra Group should reasonably have been aware of its existence.

4. No Admission of Liability. Executive understands and agrees that this Release shall not in any way be construed as an admission by the Spectra Group Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person. The Spectra Group Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

5. Time to Consider Release. Executive acknowledges that she has been advised in writing by the Spectra Group that she should consult an attorney before executing this Release, and she further acknowledges that she have been given a period of twenty-one (21) calendar days within which to review and consider the provisions of this Release. Executive understands that if she does not sign this Release before the twenty-one (21) calendar day period expires, this Release offer will be withdrawn automatically and she will not receive the Severance Payment.

6. Revocation Period. Executive understands and acknowledges that she has seven (7) calendar days following the execution of this Release to revoke her acceptance of this Release. This Release will not become effective or enforceable, and the Severance Payment will not become payable, until after the seven (7) day period to revoke this Release has expired without Executive’s revocation. If Executive does not revoke this Release within the revocation period, the Spectra Group will send Executive the Severance Payment in the time period specified by Paragraph 13 of the Transitional Agreement.

7. Knowing and Voluntary Release. Executive understands it is her choice whether to enter into this Release and that her decision to do so is voluntary and is made knowingly.

8. No Prior Representations or Inducements. Executive represents and acknowledges that in executing this Release, she does not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Spectra Group Released Parties, except as expressly contained in this Release and the Transitional Agreement.

9. Binding Release. Executive agrees that this Release shall be binding on her and her heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of her heirs, administrators, representatives, executors, successors and assigns.

10. Choice of Law. This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas. The Spectra Group and Executive agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

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11. Severability. The Spectra Group and Executive agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

12. Counterparts. The Spectra Group and Executive agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

PLEASE READ CAREFULLY AS THIS DOCUMENT INCLUDES A RELEASE OF CLAIMS.

As evidenced by her signature below, Executive certifies that she has read the above Release and agree to its terms.

Martha B. Wyrsch	On Behalf of the Spectra Group

[Printed Name]	[Printed Name]

Date	Date

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